Exhibit 10.1

INDEBTEDNESS CONVERSION AGREEMENT

This Indebtedness Conversion Agreement (this “Agreement”) is entered into and dated as of August 27, 2010 by and between Long Triumph Investments Limited (“Long Triumph”) and New Oriental Energy & Chemical Corp., a Delaware corporation, with headquarters located at Xicheng Industrial Zone of Luoshan, Xinyang Henan Province, The People’s Republic of China (the “Company”), with reference to the following:

WHEREAS, Long Triumph is a former shareholder of the Company;

WHEREAS, from time to time until October 2008, Long Triumph paid certain expenses on behalf of the Company (the “Advances”);

WHEREAS, the aggregate value of such Advances is $700,000 and has been recorded by the Company as a related party loan under “Current Liabilities Due to related parties” on the Company’s balance sheet;

WHEREAS, the Advances are unsecured, interest free, and do not have fixed repayment terms; and

WHEREAS, in lieu of cash payment of the Advances by the Company to Long Triumph, the Company desires to issue to Long Triumph and Long Triumph desires to accept 700,000 shares of common stock of the Company, par value $0.001 (the “Converted Shares”) for the Advances, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound, it is hereby agreed as follows:

1.           Purchase.  Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to issue and deliver to Long Triumph at the Closing (as defined in Paragraph 4 below), and Long Triumph hereby agrees to purchase and accept from the Company the Converted Shares.

2.           Consideration.  In full consideration for the Converted Shares, at Closing, Long Triumph shall cancel in full the Advances.

3.           Representations And Warranties.  The parties represent and warrant to the other as set forth below.  All such representations and warranties shall survive the Closing.

A.           Representations and Warranties of the Company.  The Company represents and warrants to Long Triumph and indemnifies Long Triumph as follows:

(i)             Organization.  The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted.

(ii)            Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue the Converted Shares in accordance with the terms hereof.  This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(iii)           Issuance of Securities.  The Converted Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges and shall be fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of common stock of the Company. The issuance by the Company of the Converted Shares is exempt from registration under the 1933 Act.

(iv)           Disclosures.  No representation or warranty by the Company contained in this Agreement or any exhibits referenced herein and no document or certificate furnished or to be furnished to Long Triumph in connection herewith, or with the transactions contemplated hereby, contain, or on the Closing Date will contain, an untrue statement of a material fact, or omit, or on the Closing Date will omit, to state a material fact necessary to make the statements of fact contained herein or therein not misleading.

(vii)         The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not require any consent, approval, authorization or other action by, or filing with or notification to, any governmental body or any other person.

B.            Representations, Warranties and Indemnification of Long Triumph.  Long Triumph represents and warrants to the Company and indemnifies the Company as follows:

(i)            Long Triumph is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation.

(ii)            Long Triumph has all necessary power and authority to enter into and perform this Agreement.

(iii)           Long Triumph will acquire the Converted Shares for its own account for investment and not with a view toward any resale or distribution thereof.

(iv)           Long Triumph understands and agrees that the Converted Shares have not been registered under the Securities Act of 1933, as amended, or under any applicable state securities laws and may not be offered, sold, transferred, assigned, or hypothecated unless there is an effective registration statement under such Act or laws covering such units or the undersigned receives an opinion of counsel, satisfactory to the Company that such offer, sale, transfer, assignment, or hypothecation is exempt from the registration under applicable state law.

(v)            In entering into this Agreement and the transactions contemplated herein, Long Triumph is relying on their own due diligence investigation and assessment of the Company and not upon any statements, comments, representations, or remarks made by the Company.  Long Triumph acknowledges that the Company has made no statement, comment, representation, or remark concerning the Company or its business or the advisability of an investment in the Company.

(vi)           This Agreement constitutes a valid and binding obligation of Long Triumph in accordance with the terms hereof, and the same will not violate any provisions of its organizational documents.

(vii)          The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any contract, agreement, instrument, understanding, judgment or decree to which Long Triumph is a party or by which it is bound.

(viii)         No representation or warranty by Long Triumph contained in this Agreement or any exhibits referenced herein and no document or certificate furnished or to be furnished to the Company in connection herewith, or with the transactions contemplated hereby, contain, or on the Closing Date will contain, an untrue statement of a material fact, or omit, or on the Closing Date will omit, to state a material fact necessary to make the statements of fact contained herein or therein not misleading.

(ix)           The execution and delivery of this Agreement by Long Triumph does not, and the performance of this Agreement by Long Triumph will not require any consent, approval, authorization or other action by, or filing with or notification to, any governmental body or any other person.

4.           Closing.

A.            Closing.  The Closing shall take place on August 27, 2010 (the “Closing Date”) at the offices of the Company, or at such other time and place as the parties may mutually agree upon.

B.            Deliveries by the Company.  Within five (5) days of the later of (i) the Closing Date, or (ii) receipt by the Company of approval of the proposed issuance of the Converted Shares contemplated in this Agreement from the Nasdaq Stock Market, the Company shall submit a letter to Corporate Stock Transfer, the Company’s transfer agent (the “Transfer Agent”), instructing the Transfer Agent to deliver to Long Triumph the certificates representing the Converted Shares.

C.            Deliveries by Long Triumph.  At the Closing, Long Triumph shall deliver to the Company a written certificate evidencing the irrevocable cancellation of all indebtedness owed to Long Triumph under the Advances, including all principal and interest, if any, accrued and owing thereon.

5.           Release of Liability. Long Triumph releases the Company, its successors and assigns, and each of their respective officers, directors, employees and agents, from any and all claims, liability, losses and damages whatsoever with respect to any and all payment or other obligations, covenants or commitments of the Company to or in favor of Long Triumph arising under or in relation to the Advances. Long Triumph HEREBY ACKNOWLEDGES AND AGREES THAT THE COMPANY’S SUCCESSORS AND ASSIGNS, AND EACH OF THE COMPANY’S AND ITS SUCCESSORS AND ASSIGNS’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS SHALL BE DEEMED TO BE THIRD PARTY BENEFICIARIES OF THE RELEASE SET FORTH ABOVE IN THIS PARAGRAPH.

6.           Miscellaneous.

A.            Further Assurances. Each of Long Triumph and the Company hereby acknowledges, agrees and covenants that it shall promptly execute and deliver to any other party hereto any and all instruments, agreements or other documents that shall be prepared and reasonably request to be so executed and delivered by such other party, and to take all other action reasonably requested by any other party hereto that is consistent with the cancellation and discharge of the Advances and all other express purposes of this Agreement.

B.            Governing Law; Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. If any suit, action, or proceeding is brought to enforce any term or provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses incurred, in addition to any other relief to which such party may be legally entitled.

C.            Construction.  The captions and headings contained herein are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.  Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either party based upon authorship of any of the provisions hereof.

D.            Entire Agreement. This Agreement constitutes the only agreement or understanding between the parties with respect to the subject mater hereof, and supersedes and is controlling over any and all prior existing agreements or communications between the parties. All negotiations, commitments, and understandings acceptable to both parties have been incorporated into this Agreement.

E.             Amendment or Waiver.  This Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

F.             Counterparts. This instrument may be executed in counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this instrument may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.

IN WITNESS WHEREOF, the parties to this Agreement have executed the same as of the date first above written.

NEW ORIENTAL ENERGY & CHEMICAL CORP.

By:	/s/ Chen Si Qiang
Name: Chen Si Qiang

Title: Chairman and CEO

LONG TRIUMPH INVESTMENTS LIMITED

By:	/s/ Zheng Suyi
Name: Zheng Suyi

Title: Sole Director, President